EXHIBIT 99.1

Option Agreement

This Option Agreement (“Option”) is entered into between Lithia Motors, Inc. (“Lithia”) and M.L. Dick Heimann, his successors or assigns (“Heimann”).  For the sum of ten dollars and other consideration the receipt of which is hereby acknowledge, Lithia, in its own right and on behalf of its wholly owned subsidiaries, grants to Heimann (or an entity controlled by him) an option to purchase the “Purchased Assets” as that term is described below and further defined in the attached Exhibit A, (the “Purchase Agreement”), and to assume the lease or leases (or if the same can not be assigned, enter into a sub-lease) with respect to “Business Real Property” as that term is described below and further defined in the Purchase Agreement, or, if the Business Real Property is then owned, to purchase such property.

The terms of such Option are as follows:

Purchased Assets

The Purchased Assets consist of the operating assets and inventories of the Nissan and Volkswagen stores (the “dealerships”) owned and operated by Lithia in Medford, Oregon.

Business Real Property

The Business Real Property for the Nissan store currently consist of parcels and improvements located at 600 and 613 N. Central (except for those portions used in the operation of the BMW franchise which Lithia will retain), and for the Volkswagen store consists of parcels and improvements located at 705, 712, 717 and 801 N. Riverside and 717 Pine, Medford, Oregon.  These Business Real Property parcels are currently leased by Lithia through its wholly owned subsidiary, copies of which agreements have been provided to Heimann.  However, if, prior to the closing of any such purchase, the business location for the dealerships shall change, the Business Real Property will be such new location or locations and the improvements thereon.

Term

            This Option shall continue until December 31, 2012 unless extended by the agreement of the parties.

Exercise

            Heimann may exercise this option by giving no less than sixty days (60) prior written notice anytime during the Term.  During such 60 day period, the parties will complete, execute and deliver the Purchase Agreement (or Agreements if the Nissan store and Volkswagen stores are still in separate locations) in substantially the form attached.  The Purchase Agreement(s) will provide for the assignment and assumption (and hold harmless if Lithia/Lithia Real Estate, Inc. are not released therefrom) of all operating leases with respect to the Business Real Property. Provided, however, if Lithia is prohibited from assigning such lease or leases, the parties will enter into a sublease or subleases whose terms will mirror the primary lease, or leases, as appropriate.  The parties acknowledge that at this time, Lithia also operates a BMW dealership at 600 N. Central, Medford Oregon in addition to the Nissan store, which facility is subject to the same real estate lease.  If, at the time of the exercise of this Option and closing of the Purchase Agreement, the BMW store still resides on this property, the lease with respect to these facilities will be ratably divided based upon there then current usage of the property.

Purchase Price

            The Purchase Price will be determined in accordance with the pricing terms in the Purchase Agreement.  The Purchase Price will be paid in cash at closing unless the parties otherwise provide in the executed Purchase Agreement.

Purchase Price of Any Owned Business Real Property

            If at the time of the exercise one or both locations of the Business Real Estate is owned by Lithia, Heimann will purchase the same at its fair market value.  Any owned Business Real Estate shall be sold pursuant to a Real Estate Purchase Agreement substantially in the form of the attached Exhibit B.  If the parties cannot agree on its fair market value, the price will be determined by appraisal as provided in Section 2 (b) (i), (ii) and (iii) of Exhibit B.

Election to Include Lithia as Minority Shareholder/Member

            Heimann may elect at the time of exercise to require Lithia to become a 20% shareholder/member in the acquisition entity formed to affect the purchase.  Lithia will make a pro rata investment into the entity on the same terms as Heimann, but will not be required to guaranty any debt or obligations of the acquisition entity.  In such event, a buy/sale shareholder/member agreement will be negotiated between the parties.

Covenants of Lithia prior to any Closing

            Prior to the execution of the Purchase Agreement, Lithia shall be subject to no limitations on the conduct and operation of the Purchased Assets or the Business Real Property; provided, however, if a decision is made to move either franchise to a new location, Lithia will consult with Heimann regarding the move and the acquisition of the new site.  Following the execution of the Purchase Agreement, the provisions of such agreement will dictate the covenants of the parties.

Dated this 31st day of December, 2009.

Lithia Motors, Inc.

By:  /s/ Bryan DeBoer                                                               /s/ M.L. Dick Heimann

Title: President                                                                          M.L. Dick Heimann